Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 5 TO

MASTER REPURCHASE AGREEMENT

AMENDMENT NO. 5 TO MASTER REPURCHASE AGREEMENT (this “Amendment”), dated as of October 15, 2007 (the “Effective Date”), by and between CBRE REALTY FINANCE HOLDINGS IV, LLC and CBRE REALTY FINANCE TRS WAREHOUSE FUNDING III, LLC (each a “Seller”, and collectively, the “Sellers”), and WACHOVIA BANK, NATIONAL ASSOCIATION (the “Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement (as defined below).

RECITALS

WHEREAS, the Sellers and the Buyer are parties to that certain Master Repurchase Agreement, dated August 24, 2006, as amended by that certain Amendment No. 1 to Master Repurchase Agreement, dated August 24, 2006, that certain Amendment No. 2 to Master Repurchase Agreement, dated December 15, 2006, that certain Amendment No. 3 to the Master Repurchase Agreement, dated February 8, 2007 and that certain Amendment No. 4 to the Master Repurchase Agreement, dated June 29, 2007 (collectively, the “Existing Repurchase Agreement”);

WHEREAS, beginning on October 15, 2007 and continuing without interruption through the date of this Amendment, Sellers and Guarantors have been in breach of certain financial covenants specified in the Existing Repurchase Agreement and the Guarantee Agreement, as more particularly set forth in the Covenant Waiver Letter from Buyer to Sellers dated November 9, 2007 and amended and restated in its entirety on November 14, 2007 (the “Waiver Letter”);

WHEREAS, simultaneously with, and as a condition to the execution and delivery of the Waiver Letter, and in consideration for the waiver and forbearance expressly set forth therein, Buyer and the Sellers agreed to modify certain of the terms and conditions set forth in the Existing Repurchase Agreement in the manner set forth in this Amendment (the “Recent Modifications”);

WHEREAS, this Amendment is being executed by the Buyer and the Sellers to memorialize the terms of the Recent Modifications; and

WHEREAS, Sellers and Guarantors are currently in breach of their obligations under the Repurchase Documents, and Sellers and Guarantors have requested that Buyer refrain from exercising any of its rights under the Repurchase Documents arising as a result of such breaches.

Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Buyer hereby agree as follows:

SECTION 1. Amendments.

(a) Section 2.01 of the Existing Repurchase Agreement is hereby modified by deleting the defined terms “Commitment Expiration Date”, “Commitment Period”, “Consolidated Total Assets”, “Extension Fee”, “Final Purchase Date”, “Initial Termination Date”, “Maximum Amount”, “Pricing Spread” and “Repurchase Date” in their entirety and inserting the following defined terms in lieu thereof:

“Commitment Expiration Date”: November 9, 2007.

“Commitment Period”: The period beginning on the Effective Date and ending on the Commitment Expiration Date.

Consolidated Total Assets”: At any time, an amount equal to the aggregate book value of (a) all assets owned by any Person(s) (on a consolidated basis and as adjusted to reflect the value of unrealized gains or losses based on the mark-to-market of assets comprising CMBS securities, as determined by such Person) and (b) the proportionate share of assets owned by non-consolidated subsidiaries of Person(s), less (i) amounts owing to such Person(s) from any Affiliates thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates, (ii) intangible assets (other than Interest Rate Protection Agreements specifically related to the Purchased Assets) and (iii) prepaid taxes and/or expenses.

“Extension Fee”: A fee in an amount equal to the product of (x) 0.375% (37.5 basis points) times (y) the aggregate Purchase Price of all Mortgage Assets that have not yet been repurchased by Seller at the time of such extension.

“Final Purchase Date”: November 9, 2007.

“Initial Termination Date: March 31, 2009.

“Maximum Amount”: an amount equal to (i) $86,000,000 through and until March 30, 2008, (ii) $50,000,000 from and after March 31, 2008 through and until June 29, 2008, (iii) $35,000,000 from and after June 30, 2008 through and until September 29, 2008, (iv) $20,000,000 from and after September 30, 2008 through and until December 30, 2008, (v) $10,000,000 from and after December 31, 2008 through and until March 30, 2009 and (vi) $0.00 from and after March 31, 2009.

“Pricing Spread”: Two hundred and twenty five (225) basis points at all times prior to the Initial Termination Date, and two hundred and fifty (250) basis points at all times thereafter.

“Repurchase Date”: The date on which Seller is to repurchase the Purchased Assets from Buyer, which date shall not be later than the Facility Termination Date and, unless otherwise specified in the related Confirmation (but subject to the repurchase obligations associated with the periodic reductions contemplated in respect of the Maximum Amount), shall be the Facility Termination Date; provided, that the

Repurchase Date for each Purchased Asset shall not be later than the date that is 364 days after the Purchase Date therefor, as such date may be extended in accordance with the provisions of Section 3.08 hereof.

(b) Section 2.01 of the Existing Repurchase Agreement is hereby modified by deleting the defined term “Commitment Extension Period” in its entirety.

(c) Section 2.01 of the Existing Repurchase Agreement is hereby amended to insert the following new definitions in their correct alphabetical order:

“Bridge Loans”: The loans evidenced by (i) the $7,500,000 Amended and Restated Promissory Note dated May 8, 2007 from Prince George’s Station Office, LLC in favor of CBRE Realty Finance Holdings, LLC, and (ii) the $2,306,000 Promissory Note dated May 2, 2007 from Taylor Off Brickell Properties, LLC in favor of CBRE Realty Finance Holdings, LLC.

“Drake Hotel Asset”: That certain D participation interest in the original principal amount of $38,094,509.80 (“D Participation Interest”) in a mortgage loan made by German American Capital Corporation (“GACC”) to 440 Park Avenue Owner Associates, LLC, created and issued pursuant to that certain Amended and Restated Participation Agreement as of October 30, 2006 by and among GACC as the initial noteholder, GACC as the initial A-1 participant, iStar financial inc., as the initial A-2 participant, GACC as the initial B participant, GACC as the initial C participant, GACC as the initial D participant, GACC as the initial I/O-1 participant and GACC as the initial I/O-2 participant, as such D Participation Interest was assigned to CBRE Realty Finance Holdings IV, LLC (“CBRE”), pursuant to that certain Assignment and Assumption Agreement, dated as of November 14, 2006, by GACC in favor of CBRE.

“Liquidity Event”: Any transaction whereby Seller, Guarantors or any other Affiliate(s) of Seller or Guarantors (a) receives any capital infusions (whether in the form of debt, equity or asset securitizations), (b) disposes of any of their respective interests in any existing or subsequently arising joint ventures and/or (c) sells or syndicates any assets other than Purchased Assets.

“Ordinary Income” Interest income generated by Purchased Assets which are not then-currently being repurchased by Sellers.

“Quarterly Curtailment Breach”: If on any date the total amount due and owing to Buyer from Sellers in connection with all then-currently outstanding transactions exceeds an amount equal to the applicable Maximum Amount for such date.

“Release Price”: Initially an amount equal to $3,568,482, as subsequently reduced by an amount equal to fifty percent (50%) of the sum of (i) any amounts applied in accordance with the payment application procedures set forth in the fourth clause of Section 5.01 and (ii) the proceeds of any Liquidity Event paid by Sellers to Buyer pursuant to Section 3.10.

(d) Section 3.04(b) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following, new Section 3.04(b):

(b) Mandatory Repurchases. In the event that the Facility Termination Date is extended in accordance with Section 3.05(a), in addition to any other amounts due and payable at any time pursuant to this Agreement or any other Repurchase Document, Seller shall make equal monthly payments, beginning on the Initial Termination Date (or if such date is not a Business Day, on the next succeeding Payment Date), in a total amount equal to the aggregate Repurchase Price outstanding as of the Initial Termination Date, unless the aggregate Repurchase Price is paid in full prior to such monthly payments being due.

(e) Section 3.05 of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following, new Section 3.05:

Section 3.05 Extension of Facility Termination Date; Maximum Amount.

(a) Extension of Facility Termination Date. Upon written request of Seller delivered to Buyer at least thirty (30) days, but in no event earlier than sixty (60) days, prior to the Initial Termination Date, and (i) so long as no event which has a Material Adverse Effect and no Margin Deficit, Default or Event of Default, or any default under any other Repurchase Document, shall have occurred and be continuing on the Initial Termination Date, (ii) so long as all representations and warranties are true, correct, complete and accurate in all material respects at the time of such extension except as waived by Buyer, and (iii) upon payment by Seller to Buyer of an Extension Fee in immediately available funds, Buyer may in its sole discretion agree to extend the Facility Termination Date, for a period not to exceed one-hundred and eighty (180) days (the “Facility Extension Period”), by giving written notice to Seller of such extension and of the new Facility Termination Date determined by Buyer and the dates and amounts of the payments required to be made under Section 3.04(b); provided, that any failure by Buyer to deliver any such notice of extension to Seller shall be deemed to be Buyer’s determination not to extend the Facility Termination Date. During the Facility Extension Period, Seller shall amortize the remaining aggregate Repurchase Price of all Purchased Assets in equal monthly installment payments over the term of the Facility Extension Period, as specified in Section 3.04(b).

(b) No Obligation to Extend Facility Termination Date or Increase Maximum Amount. Notwithstanding any other provision of this Section 3.05 or otherwise herein, neither Buyer nor any of its Affiliates shall be under any obligation to extend the Facility Termination Date.

(f) The following new Section 3.07 is hereby added to the Existing Repurchase Agreement:

Section 3.07 Annual Purchased Asset Management Fee. On an annual basis beginning on January [    ], 2008, Sellers shall pay in immediately available funds a purchased asset management fee to Buyer in an amount equal to four thousand dollars ($4,000) for each Purchased Asset in existence on the date each such annual payment is due.

(g) The following new Section 3.08 is hereby added to the Existing Repurchase Agreement:

Section 3.08 Repurchase Date Extension Conditions. Upon the satisfaction of each of the extension conditions listed in clauses (i) through (iii) of this Section 3.08 (collectively, the “Repurchase Date Extension Conditions”), Seller may request to extend the Repurchase Date for any Purchased Asset by giving prior written notice to Buyer of such request, which shall be approved or denied by Buyer in its sole and absolute discretion. Any failure by Buyer to deliver to Seller a written acknowledgement approving any such request within fifteen (15) days of the date thereof shall be deemed to be Buyer’s decision to deny the underlying request. Notwithstanding the foregoing, in no event shall the Repurchase Date for any Purchased Asset be extended (i) beyond the Facility Termination Date or (ii) for a period longer than 364 days from the date any such request is first approved by Buyer. For purposes of this Section 3.08, the Repurchase Date Extension Conditions shall be deemed to have been satisfied if:

(i) Seller shall have given Buyer written notice, not less than fifteen (15) days prior but no more than thirty (30) days prior to the originally scheduled Repurchase Date, of Seller’s desire to extend the Repurchase Date;

(ii) no Material Adverse Effect, Margin Deficit, or Default under this Agreement or any related Interest Rate Protection Agreement shall have occurred and be continuing as of the date notice is given under subclause (i) above; and

(iii) all representations and warranties applicable to the Purchased Asset in question, as specified in Schedules 1(a) – 1(h) hereof, as appropriate, shall be true, correct, complete and accurate in all material respects.

(h) The following new Section 3.09 is hereby added to the Existing Repurchase Agreement:

Section 3.09 Mandatory Payments for Quarterly Curtailments. If at any time the aggregate unpaid balance of the Repurchase Obligations and the Seller-Related Obligations exceeds an amount equal to the then-current Maximum Amount, Sellers shall immediately pay to Buyer an amount equal to the amount necessary to reduce such aggregate unpaid balance to an amount equal to or less than the then-current Maximum Amount. Each such payment shall be applied by Buyer to reduce such aggregate unpaid balance in such order as Buyer shall determine in its sole and absolute discretion.

(i) The following new Section 3.10 is hereby added to the Existing Repurchase Agreement:

Section 3.10 Additional Purchased Assets. On January 4, 2008, Sellers transferred the Drake Hotel Asset to Buyer for no additional consideration, to be treated as Additional Purchased Assets. To the extent Sellers have not paid the outstanding Release Price, on or before February 15, 2008, Sellers shall transfer the Bridge Loans to Buyer for no additional consideration, also to be treated as Additional Purchased Assets.

On a continuous basis until such time as the then-current Release Price is reduced to zero, Sellers shall immediately pay to Buyer an amount equal to one hundred percent (100%) of the net proceeds received by Seller, any Guarantor or any of their respective Affiliates in connection with any and all Liquidity Events. All such amounts shall be treated as Income and allocated in accordance with Section 5.01. Buyer shall not release its claims against the Drake Hotel Asset and the Bridge Loans and transfer them back to Sellers unless and until the Release Price has been reduced to zero and no Default or Event of Default then-currently exists.

(j) Section 5.01 of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following, new Section 5.01:

Section 5.01 Income Payments. Seller hereby agrees (i) to instruct each applicable trustee, Servicer or other party acting as paying agent with respect to the related Purchased Asset, to transfer all Income with respect thereto directly to Buyer for deposit into the Collection Account within two (2) Business Days after receipt thereof, (ii) to itself make, and to instruct each counterparty to any Interest Rate Protection Agreement to deliver, any payments from time to time due and payable under such Interest Rate Protection Agreement directly to Buyer for deposit into the Collection Account and (iii) to deposit, or cause each recipient of any and all Income and/or the net proceeds described in Section 3.10 to immediately deposit the same into the Collection Account. On each Payment Date, any amounts on deposit in the Collection Account in respect of a Purchased Asset shall be applied as follows:

first, to the payment of all fees, expenses, and other obligations then due to Buyer and/or its Affiliates pursuant to this Agreement, other than the Pricing Differential and Repurchase Price on the Purchased Assets;

second, pro rata, to the payment of accrued and unpaid Pricing Differential on such Purchased Asset and any amounts (other than breakage costs) then due and payable to an Affiliated Hedge Counterparty under any Interest Rate Protection Agreement related to such Purchased Asset;

third, pro rata, to the payment of the Repurchase Price for such Purchased Asset then subject to a request to repurchase in accordance with the terms of Section 3.04 and, solely with respect to any Interest Rate Protection Agreement with an Affiliated Hedge Counterparty related to such Purchased Asset, to any accrued and unpaid breakage costs under such Interest Rate Protection Agreement related to such Purchased Asset;

fourth, until such time as the then-current Release Price is reduced to zero, an amount equal to one-hundred percent (100%) of any remaining Income (other than any remaining Ordinary Income, which shall be applied in accordance with the sixth clause of this Section 5.01), shall be used by Buyer in order to reduce any or all of the Repurchase Obligations and the Seller-Related Obligations in such order as Buyer shall determine in its sole and absolute discretion;

fifth, at all times after the then-current Release Price is reduced to zero, an amount equal to the greater of either (i) fifty percent (50%) of the remaining Income (other than any remaining Ordinary Income, which shall be applied in accordance with the sixth clause of this Section 5.01), or (ii) one-hundred and fifteen percent (115%) of the Repurchase Price of the underlying Purchased Asset shall be used by Buyer in order to reduce any or all of the Repurchase Obligations and the Seller-Related Obligations in such order as Buyer shall determine in its sole and absolute discretion; and

sixth, to the Operating Account, for such purposes as Seller shall determine in its sole discretion; provided, that if a Margin Deficit, Default or Event of Default has occurred and is continuing, amounts on deposit in the Collection Account shall not be transferred to the Operating Account but shall similarly be used by Buyer in order to reduce any or all of the Repurchase Obligations and the Seller-Related Obligations in such order as Buyer shall determine in its sole and absolute discretion.

All investment income received with respect to the amount in the Collection Account shall be held by Buyer for the account of Seller, subject to Buyer’s liens on such amounts created under the Repurchase Documents, and shall be paid to the Operating Account in the priority stated above, provided all amounts due and payable to Buyer or its Affiliates under the terms of the Repurchase Documents have been timely paid.

(k) Section 9.01(m) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following, new Section 9.01(m):

(m) Maintenance of Ratio of Consolidated Total Indebtedness to Consolidated Total Assets. At no time shall the ratio of Consolidated Total Indebtedness of Seller for the immediately preceding fiscal quarter to Consolidated Total Assets of Seller for the immediately preceding fiscal quarter be greater than 0.85 to 1.00.

(l) The following new Section 10.01(t) is hereby added to the Existing Repurchase Agreement:

(t) the occurrence of a Quarterly Curtailment Breach.

SECTION 2. Modification Fee. Sellers shall pay a modification fee to Buyer in an aggregate amount equal to $700,000 in three (3) equal monthly installments of $233,333.34 each, with the first such payment due on the Effective Date.

SECTION 3. Representations and Warranties. Each Seller hereby represents and warrants to the Buyer, as of the date hereof and as of the Amendment Effective Date, that (i) the Seller is in compliance with all of the terms and provisions set forth in the Existing Repurchase Agreement and the other Repurchase Documents on its part to be observed or performed, (ii) no Default or Event of Default has occurred or is continuing, (iii) the Seller has no, and hereby waives all, defenses, rights of setoff, claims, counterclaims or causes of action of any kind or description against the Buyer arising under or in respect of the Existing Repurchase

Agreement or any other Repurchase Document and (iv) the Buyer is in full compliance with its undertakings and obligations under the Existing Repurchase Agreement and the other Repurchase Documents. Each Seller hereby confirms and reaffirms the representations and warranties contained in the Existing Repurchase Agreement and all of the other Repurchase Documents.

SECTION 4. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement and each of the other Repurchase Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date, each reference therein and herein to the “Repurchase Documents” shall be deemed to include, in any event, this Amendment and each reference to the “Repurchase Agreement” in any of the Repurchase Documents shall be deemed to be a reference to the Existing Repurchase Agreement as amended hereby.

SECTION 5. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 6. Expenses. The Sellers agree to pay and reimburse the Buyer for all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to the Buyer.

SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SELLERS

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING III, LLC, a Delaware limited liability company, as Seller

By:	CBRE Realty Finance TRS, Inc., a Delaware corporation

By:	/s/ Michael Angerthal
Name:	Michael Angerthal
Title:	CFO, Executive VP and Treasurer

CBRE REALTY FINANCE HOLDINGS IV, LLC, a Delaware limited liability company, as Seller

By:	CBRE Realty Finance Holdings, LLC, a Delaware limited liability company

By:	/s/ Michael Angerthal
Name:	Michael Angerthal
Title:	Managing Director

SIGNATURE PAGE TO AMENDMENT NO. 5 TO MASTER REPURCHASE AGREEMENT

BUYER

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ H. Lee Goins III
Name:	H. Lee Goins III
Title:	Vice President

SIGNATURE PAGE TO AMENDMENT NO. 5 TO MASTER REPURCHASE AGREEMENT

Although consent of the Guarantors is not needed to effect the changes set forth in this Amendment, as a convenience to the parties, the Guarantors hereby acknowledge, accept and agree to the changes made to the Existing Repurchase Agreement by this Amendment and affirm and confirm their obligations under the Guarantee.

GUARANTORS

CBRE REALTY FINANCE, INC., a Maryland corporation

By:	/s/ Michael Angerthal
Name:	Michael Angerthal
Title:	CFO, Executive VP and Treasurer

CBRE REALTY FINANCE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Michael Angerthal
Name:	Michael Angerthal
Title:	Managing Director

SIGNATURE PAGE TO AMENDMENT NO. 5 TO MASTER REPURCHASE AGREEMENT